CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We consent to the reference to our firm in the Statement of Additional Information included in Post-Effective Amendment No. 17 to the Registration Statement on Form N-6 for the Century II flexible premium survivorship variable universal life insurance contracts issued through the Kansas City Life Variable Life Separate Account (File No. 333-25443).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:           /s/ Stephen E. Roth
Stephen E. Roth

Washington, D.C.
April 27, 2012